Exhibit 99.1

Global Technologies, Ltd. Files Third Quarter 10-Q with SEC Highlighting Substantial Revenue Growth and Strategic Expansion

GREENSBORO, NC / May 16, 2025 / – Global Technologies, Ltd. (OTC PINK: GTLL) (“Global” or the “Company”), a publicly traded, multi-operational company driving innovation and sustainable growth across the technology and service sectors, today announced the filing of its Quarterly Report on Form 10-Q for the period ending March 31, 2025.

The report reflects significant revenue growth, with the Company reporting a 473% increase in revenue compared to the same period last year. Additional financial highlights are provided below.

The filing is available on the SEC’s website at www.sec.gov or by following this direct link.

Q3 Financial Highlights (Nine Months Ended March 31, 2025):

● Revenue: $2,588,452, a 473% increase from $451,509 for the same period in 2024

● Gross Profit: $904,115, up 935% from $87,310 in the prior year

● Operating Expenses: Increased to $629,078, up from $501,650 in the prior year, reflecting expanded investment into consulting services and product development

● Net Income: $250,059, down from $526,230* in the prior year, due to continued investment in new growth initiatives

*The Net Income for the nine months ended March 31, 2024 was largely attributed to a gain in derivative liability, thus highlighting Global’s continued move towards operational revenue and profits.

“Global Technologies continues to demonstrate strong revenue growth and strategic momentum,” said H. Wyatt Flippen, Chief Executive Officer of Global Technologies. “Our pivot into the health and wellness sector is beginning to yield meaningful results, and our ongoing development of proprietary platforms will help position the Company for long-term shareholder value creation.”

The Company’s full Form 10-Q filing includes detailed financial statements and management’s discussion and analysis of operations.

About Global Technologies, Ltd.

Global Technologies, Ltd. is a multi-operational company driving innovation and sustainable growth across the technology and service sectors. With a strategic focus on the health and wellness and electric vehicle industries through its subsidiaries, the Company leverages cutting-edge technology and scalable business models to transform these sectors. Global Technologies is committed to enhancing connectivity, efficiency, and environmental stewardship—delivering measurable value to its customers, partners, and shareholders.

Its mission is rooted in empowering businesses and communities with forward-thinking solutions that meet today’s demands while anticipating tomorrow’s opportunities, ensuring a sustainable and thriving future for all stakeholders.

Forward-Looking Statements

Statements made in this press release that express the Company’s or management’s intentions, plans, beliefs, expectations, or predictions of future events are forward-looking statements. Words such as “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions identify such statements. These statements are based on numerous assumptions and are subject to many risks, uncertainties, and factors—both known and unknown—that could cause actual results to differ materially.

No statement herein should be construed as a guarantee of future financial performance. The Company expressly disclaims any obligation to update or revise these forward-looking statements except as required by law.

Contact:

H. Wyatt Flippen

Chief Executive Officer

Global Technologies, Ltd.

w.flippen@globaltechnologiesltd.info

www.globaltechnologiesltd.info